Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated as of the 1st day of January, 2020 (the “Effective Date”).

BETWEEN:

PROFOUND MEDICAL (US) INC.

(the “Company”)

AND, for the limited purposes of Sections 1.1, 2.3 and 16.1 hereof:

PROFOUND MEDICAL CORP.

(the “Parent”)

AND:

ARUN MENAWAT

(the “Employee”)

WHEREAS Parent, which owns 100% of the equity of the Company, and the Employee entered into a letter agreement as to employment on August 12, 2016 which was amended and restated as of January 1, 2018 (the “Original Agreement”); and

WHEREAS the Employee has relocated to Florida, and the Company and the Employee wish the Company to employ the Employee on the terms and conditions set forth herein.

NOW THEREFORE in consideration of the covenants and agreements herein, the sufficiency of which is acknowledged by each of the parties, the parties agree as follows:

1.	EMPLOYMENT
1.1

Effectiveness of the Agreement: The terms and conditions of employment of the Employee by the Parent prior to the Effective Date shall be governed by the Original Agreement and the attachments and exhibits thereto, and as of the Effective Date the Original Agreement will be terminated, provided that the respective rights and obligations of Parent and the Employee thereunder will survive such termination to the extent necessary to carry out the intentions of the parties thereunder. This Agreement will be deemed effective as of the Effective Date.

1.2

Title: The Employee shall serve the Company as its President and shall serve as an officer and/or director of affiliates of the Company as required by the board of directors of the Company (the “Board”) from time to time, including serving as the President and Chief Executive Officer of the Parent. The Employee will report to the Board. The Employee acknowledges the Company may re-assign, re-allocate, or re-organize the Employee’s duties and responsibilities if reasonable based on changing circumstances, provided such duties and responsibilities are consistent with the role of a President of the Company and a Chief Executive Officer of the Parent, and do not reflect a material adverse change in the Employee’s status, duties or reporting relationship.

1.3	Service: During the term of this Agreement, in addition to the Employee’s common law duties to the Company, the Employee covenants and agrees as follows:
(a)

Loyalty to the Company: Throughout the Employee’s employment, the Employee will faithfully serve the Company and use the Employee’s best efforts to promote the business of the Company. The Employee will act honestly and in good faith, in the best interests of the Company.

(b)

Service: The Employee’s hours and schedule may change from time to time depending on the Company’s business needs. The Employee shall not engage in any other business, profession or occupation, or become an officer, employee, contractor for service, agent, or representative of any other company, partnership, firm, person, organization, or enterprise during the term of this Agreement, provided that Employee may participate in a non- operating capacity on boards of directors or as an advisor as set on in Exhibit A or other boards or advisory work requiring no more than a comparable commitment in the aggregate to those set forth in Exhibit A, provided in each case that such participation does not interfere with the proper discharge of the Employee’s duties to the Company hereunder. For greater certainty, the Employee shall have no restrictions in his involvements in not for profit organizations, provided in each case that such participation does not interfere with the proper discharge of his duties to the Company hereunder . The Employee shall promptly notify the Board of any new positions undertaken by him from time to time.

(c)

No Personal Benefit: The Employee will not receive or accept for the Employee’s own benefit or for any other person or entity’s benefit, either directly or indirectly, any commission, rebate, discount, gratuity or profit from any person or entity having or proposing to have one or more business transactions with the Company, without the prior approval of the Company, except as permitted by the Company policy.

(d)

Business Opportunities: During the Employee’s employment with the Company, the Employee will, to the extent reasonably practicable, communicate and channel to the Company all knowledge, business and customer contacts and any other information that could concern or be in any way beneficial to the business of the Company. Any such information communicated to the Company as aforesaid will be and remain the property of the Company notwithstanding any subsequent termination of the Employee’s employment.

(e)

Place of Work: The Employee may work from remotely, provided that the Employee will be required to travel (both domestically and internationally) as required by the Company from time to time in order to perform the Employee’s duties, including travel to the Parent’s home office approximately once every six (6) weeks.

(f)

Pre-existing Obligations: The Employee is hereby requested and directed by the Company to comply with any existing common law, contractual or statutory obligations to the Employee’s former employer and to any other person or entity. The Company is not employing the Employee to obtain the confidential information or business opportunities of the Employee’s former employer or any other person or entity.

1.4

Directorship and Offices: Upon the termination of employment with the Company for any reason, the Employee will immediately resign any directorship or office the Employee may hold in the Company, Parent or any other affiliates of the Company and, except as provided expressly in this Agreement, the Employee will not be entitled to receive any written notice of termination or payment in lieu of notice, or to receive any severance pay, damages or compensation for loss of any directorship, office or otherwise. The Employee agrees that failure to tender such resignation(s) will amount to termination for Cause (as defined in Section 3.3(c)), for which the Company may treat the employment as being terminated for after-acquired Cause. Notwithstanding the foregoing, the termination of employment will not automatically disqualify the Employee from serving as a director.

1.5

Exclusion/Debarment: The Employee represents and warrants that the Employee has never been, and as a condition of continued employment shall never be, during the term of this Agreement, excluded from any contracting by any Canadian or United States government agency or authority. The Employee further represents and warrants that the Employee is not subject to any final adverse action, as that term is defined in 42 U.S.C. § 1320a-7e(g), and that no final adverse action has previously occurred or is pending or threatened against the Employee. The Employee represents and warrants that the Employee is not under investigation by the FDA or any other Canadian, United States or foreign regulatory agency nor has the Employee been debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any Canadian, United States or foreign government department or agency.

1.6

Company Policy: The Employee acknowledges and agrees that the employment relationship will be governed by the standards and terms established by the Company’s policies as they are established from time to time and the Employee agrees to comply with the terms of such policies which may be introduced, amended, deleted or modified in the sole discretion of the Company, provided that doing so does not constitute a material change in the Employee’s terms of employment.

1.7

Professional Conduct: The Employee acknowledges and agrees that effective performance of the Employee’s duties requires integrity and the Company’s confidence in the Employee’s working relationships with other employees of the Company and with all other persons with whom the Employee deals in the course of employment.

2.	COMPENSATION
2.1

Base Salary: The Employee will earn an annualized salary of (i) US$500,000 from the Effective Date until December 30, 2019. (ii) US$525,000 from January 1, 2020 until September 30, 2021 and (iii) thereafter shall earn an annualized salary of US$275,000 (as in effect from time to time, the “Base Salary”), less applicable deductions, payable in arrears for all services and work the Employee performs for the Company. Any increases will be in the discretion of the Board. The Base Salary will be payable in accordance with the Company’s normal payroll practices.

2.2

Annual Discretionary Bonus: Provided that through the date of payment the Employee remains an employee of the Company in good standing and the Employee has not received or given notice of termination, for each calendar year, the Employee will be eligible to receive an annual bonus of up to 75% of the Employee’s Base Salary for such year ( and if there were changes in the Base Salary over the course year, the actual amounts due and owing for the entire year as Base Salary in effect from time to time) based on the assessment of the Board of the Employee’s and the Company’s achievement of certain milestones and objectives determined by the Board. Such milestones and objectives (including the evaluation of achievement thereof), and the bonus amount, will be at the sole discretion of the Board and will be payable in accordance with the Company’s standard payroll policies, subject to applicable payroll deductions and withholdings. Such bonus shall be paid within ninety (90) days after the end of the applicable calendar year.

2.3

Stock Options: The options to purchase common shares of the Parent previously received by the Employee (“Stock Options”) shall continue to vest during the term of this Agreement in accordance with their terms. The Parent shall consider compensation as a whole annually, including the form, terms and size of stock incentives, of chief executive officers of comparable companies when considering compensation changes or the grant of additional Stock Options to the Employee by reference to comparable companies and information and/or reports from independent compensation consultants (which information and reports will be shared with the Employee). Subject to the ultimate terms each applicable Stock Option agreement, the vesting of any Stock Options granted on or after October 1, 2020 shall be contingent upon the Parent achieving a minimum market capitalization, determined based on closing price, for ninety (90) consecutive calendar days, of CDN$1 Billion at any time during the term period of the applicable option, in addition to satisfaction of any time-based or other vesting conditions that may apply.

2.4

Benefits: The Employee will be entitled to participate in the standard insurance plans and other benefit programs (the “Employee Benefits”) which are substantially similar, to the extent practical and commercially reasonable, which the Parent offers to its executive level employees from time- to-time. The Company reserves the right to unilaterally revise the terms of the Employee Benefits, to change carriers, or to eliminate any Employee Benefits altogether. The Employee Benefits will be provided in accordance with the formal plan documents or policies and any issues with respect to entitlement or payment of benefits under any of the Employee Benefits will be governed by the terms of such documents or policies establishing the benefits in issue and will be a matter between the Employee and the insurer. The Company’s liability with respect to the Employee Benefits will be limited to the payment of its share of applicable premiums.

2.5	Car Allowance: The Company shall provide the Employee with a monthly car allowance of CDN$1,000 converted into US dollars in accordance with the Company’s payroll policy, as amended from time to time.
2.6

Expenses: The Company will reimburse the Employee for all reasonable business expenses actually and exclusively incurred in connection with the performance of duties under this Agreement, provided such expenses are incurred and accounted for in accordance with the general policies and procedures of the Company, as established from time to time.

2.7	National Holidays: The Company recognizes the national holidays observed in the United States.
2.8

Vacation: The Employee shall be entitled to four (4) weeks of paid vacation per annum, to be taken at such reasonable times as the Company shall in its discretion permit and in accordance with the Company’s vacation policy in effect from time to time. Vacation entitlement for any partial year of employment shall be pro-rated based on the portion of the year worked by the Employee.

3.	TERMINATION OF AGREEMENT AND EMPLOYMENT
3.1	Obligations Upon Termination: Upon termination of the Employee’s employment, for any reason:

(a)

the Company shall pay the Employee for (i) all unpaid Base Salary, and any unused vacation that may be required to be paid out by law, earned or accrued up to and including the Employee’s last day of employment (the “Termination Date”), such payment to be made no later than the first regular payroll date of the Company following the Termination Date; (ii) reimbursement of any eligible unreimbursed business expenses incurred by Employee through the Termination Date and timely and properly reported by Employee, such reimbursement to be paid in accordance with Company policy; and (iii) any other payments and benefits to which Employee may be entitled under the terms of any applicable compensation or benefit arrangement of the Company or under applicable law as of the Termination Date;

(b)	all benefits coverage and other perquisites of the Employee’s employment shall cease on the later of the Termination Date or as specified in 3.3(a), subject to applicable law and plan terms; and
(c)

all files, computer disks, information and documents pertaining to the Company’s business shall remain the property of the Company, and shall promptly be delivered by the Employee to the Company’s office, and no copy, duplication or reproduction of any kind whatsoever shall be made of such files, computer disks, information or documents, or retained by the Employee, without the express written consent of the Company. The Employee agrees to deliver all electronic information to the Company and to destroy any copies held by the Employee belonging to the Company.

3.2

Termination by the Employee: The Employee may terminate this Agreement at any time by providing the Company with ninety (90) days’ prior written notice. Upon receipt of such notice, the Company may at any time terminate the employment of the Employee and pay the Employee the amount of Base Salary and continue all Employee Benefits the Employee would have otherwise received during the balance of the aforementioned notice period, subject to applicable law.

3.3	Termination by the Company: The Company may terminate the Employee’s employment at any time:
(a)

without Cause by providing the Employee (subject to Section 3.8) with (A) twelve (12) months of pay of Base Salary in lieu of notice (the twelve (12) month period following the Termination Date, the “Severance Period”) and (B) an amount equal to the then current target annual bonus prorated based on the number of days elapsed in the calendar year until the date of termination as a percentage of the total number of days in such calendar year. The Employee will continue to provide reasonable services to the Company on an as- needed and part-time basis for a period of up to three (3) months following the termination of his employment (the “Transition Period”), including assistance with transition of duties, unless the requirement for active service is expressly waived in whole or in part by the Company, in its sole discretion. The Employee agrees that the Company may, in its sole discretion, limit or discontinue the Executive’s access to business records and Confidential Information during the Transition Period. The Employee agrees that any services provided to the Company during the Transition Period shall be for no additional compensation in excess of the severance payments and benefits contemplated under this Agreement. Regardless of whether or not the Employee provides active service during the Transition Period, the Employee shall continue to abide by all obligations owing under this Agreement. The payments due the Employee hereunder are not subject to mitigation if the Employee receives compensation during the Severance Period from third parties as long as the Employee provides the services during the Transition Period as set forth herein.

(b)	for frustration of contract upon the death of the Employee or any incapacitation of the Employee that constitutes an undue hardship for the Company;
(c)	at any time for Cause, without notice or pay in lieu of notice or any other form of compensation, severance pay or damages. For the purposes of this Agreement, “Cause” includes:
i.

any material breach of the provisions of this Agreement or the Company’s policies by the Employee if the Company has provided the Employee, with written notice of such breach and such breach has not been remedied within thirty (30) days thereafter;

ii.	any intentional or grossly negligent disclosure of any Confidential Information by the Employee;
iii.	any fraud, misappropriation of the property or funds of the Company or its affiliates, embezzlement, or other similar acts of dishonesty;
iv.

the willful allowance by the Employee of the Employee’s duty to the Company or its affiliates and the Employee’s personal interests to come into conflict in a material way in relation to any transaction or matter that is of a substantial nature, other than conflicts which are fully disclosed and approved by the Board;

v.	the Employee’s criminal, or other conviction of any criminal summary conviction offence or indictable offence that is detrimental to the business or reputation of the Company or its affiliates;
vi.

if the Employee’s misconduct causes the Employee to be subject to a final and non-appealable enforcement order (or regulatory settlement in respect thereof) concerning a securities, financial services, health or other regulatory offence that is detrimental to the business or reputation of the Company or its affiliates; and/or

vii.

any and all commissions, omissions or other conduct which would constitute just cause under the laws of Ontario or the laws of Canada applicable therein, in addition to the specified causes noted above.

3.4	Termination in Connection with Change In Control:
(a)

“Change in Control” means (i) a reorganization or merger of the Parent with or into any other corporation or corporations or on an acquisition of securities of the Parent (excluding an equity financing of the Parent with the principal purpose of raising capital or a merger with any subsidiary or other affiliate) in which transaction the Parent’s shareholders immediately prior to such transaction own immediately after such transaction, less than 50% of the voting power of the surviving corporation or its parent, and/or (ii) the sale or disposition by the Parent to an unrelated third party of substantially all of its business and assets. Without limiting the foregoing, a transaction will not constitute a Change in Control if (x) its sole purpose is to change the jurisdiction of the Parent’s incorporation, or (y) its sole purpose is to create a holding company or other entity that will be owned in substantially the same proportions by the persons who held the Parent’s securities immediately prior to such transaction.

(b)

If Employee’s employment is terminated without Cause within 30 days prior to, upon or within 12 months following the occurrence of a Change in Control, and in accordance with Section 3.8 the Employee signs and returns to the Company without revocation a release prepared by the Company of all legally waivable claims related to or arising from the Employee’s employment with the Company, then (i) the Company shall pay the Employee (A) twenty-four (24) months of the Employee’s then-current annual Base Salary and (B) an amount equal to the then current annual target bonus and (ii) the Stock Options shall vest as set forth in Section 3.4(d) (collectively, the “Change in Control Benefits”).

(c)

If, within twelve (12) months following a Change in Control, there is a material diminution of the Employee’s role in the company, change in work location of more than 50 kilometers (except as contemplated pursuant to Section 1.3(c) hereto), diminution of status, any materially detrimental change in compensation (including options and bonus) or benefits (considered as a whole), or diminution of reporting structure, the Employee shall have the right to resign within 30 days after the event and receive the Change in Control Benefits, subject to Section 3.8.

(d)

If the Employee is entitled to Change in Control Benefits, then, subject to Section 3.8, any unvested Stock Options shall immediately vest. If any provision of this Agreement conflicts with a provision of the Stock Option agreement(s) or applicable stock option plan, the provision more favorable to the Employee shall govern.

3.5

Timing of Payments: All amounts payable hereunder in respect of Base Salary shall be paid in installments in accordance with the Company’s normal payroll practices. Payments in respect of annual or prorated bonuses shall be paid at the time the annual bonus would otherwise be paid.

3.6

No Implied Entitlement: Other than as expressly provided herein, the Employee will not be entitled to receive any further pay or compensation, severance pay, notice, payment in lieu of notice, incentives, bonuses, benefits or damages of any kind from the Company or from any affiliate of the Company. The Employee will not be entitled to receive any further pay or compensation (except for pay, if any, accrued and owing under this Agreement up to the date of termination of employment) from the Company, and for clarity, without limiting the foregoing, the Employee will not be entitled to any bonus or pro rata bonus payment that has not already been awarded to the Employee by the Company, except as set out in paragraph 3.3(a) or except for that which was specified as part of the Change in Control Benefits.

3.7

Continued Effect: Notwithstanding any changes in the terms and conditions of the Employee’s employment which may occur in the future, including any changes in position, duties or compensation, the termination provisions in this Agreement will continue to be in effect for the duration of the Employee’s employment with the Company unless otherwise amended in writing and signed by the Company.

3.8

Obligations Upon Termination: The Employee agrees that he shall not be entitled to receive any severance fee or other benefits under Section 3.3 or 3.4 of this Agreement if the Employee breaches any of his obligations arising under Sections 4, 5, 6, 7, 8, 9 and 11 hereof. The Employee acknowledges that until a release in the form of Exhibit B hereto (a “Release”) is timely executed and delivered to the Company and becomes effective and irrevocable, the Company will not make any severance payments or benefits due under Section 3.3 or 3.4 of this Agreement following termination of the Employee, and any such severance payments or benefits that would otherwise be provided within 28 days following the Employee’s Termination Date shall instead be paid in a lump sum on the Company’s first regular payroll date thereafter (with the remaining payments and benefits provided on the original schedule). The Employee further acknowledges that if the Release is not timely executed and delivered to the Company, or if it is revoked following delivery, the severance payments and other benefits described in Sections 3.3 and 3.4 shall be forfeited.

4.	CONFIDENTIAL INFORMATION PROTECTIONS
4.1

At all times during and after the Employee’s employment, the Employee will hold in confidence and will not disclose, use, lecture upon, or publish any of the Company’s Confidential Information (defined below), except as may be required in connection with the Employee’s work for the Company, or as expressly authorized by the Board. Unless forming part of the Employee’s customary duties for the Company, the Employee will obtain the written approval of the Board before publishing or submitting for publication any material (written, oral, or otherwise) that relates to the Employee’s work at the Company and/or incorporates any Confidential Information. The Employee hereby assigns to the Company any rights the Employee may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of the Company and its assigns.

4.2

The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to the Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, employees and customers; (c) information regarding the skills and compensation of the Company’s employees, contractors, and any other service providers of the Company and (d) the existence of any business discussions, negotiations, or agreements between the Company and any third party.

4.3

The Employee understands that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of the Employee’s employment, the Employee will hold Third Party Information in strict confidence and will not disclose to anyone (other than the Company personnel who need to know such information in connection with their work for the Company) or use, Third Party Information, except in connection with the Employee’s work for the Company or unless expressly authorized by an officer of the Company in writing.

4.4

The Employee represents that employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by the Employee prior to employment by the Company. The Employee further represents that the Employee has not entered into, and will not enter into, any agreement, either written or oral, in conflict with the Employee’s obligations under this Agreement. During employment by the Company, the Employee will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will the Employee bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. The Employee will use in the performance of the Employee’s duties only information that is generally known and used by persons with training and experience comparable to the Employee’s own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company.

4.5

Notwithstanding any other provision of this Agreement: (a) the Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed under seal in a lawsuit or other proceeding; and (b) if the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the Company’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee: (i) files any document containing trade secrets under seal; and (ii) does not disclose trade secrets, except pursuant to court order.

4.6

The Employee understands that nothing contained in this Agreement limits the Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”). The Employee further understands that this Agreement does not limit the Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit the Employee’s right to receive an award for information provided to any Government Agencies.

5.	INVENTIONS
5.1

As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

5.2

The Employee has disclosed in Exhibit C a complete list of all Inventions that (a) the Employee has, or has caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of the Employee’s employment by the Company; (b) in which the Employee has an ownership interest or which the Employee has a license to use; (c) and that the Employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit C, the Employee warrants that there are no Prior Inventions. The Employee agrees that the Employee will not incorporate, or permit to be incorporated, Prior Inventions in any of the Company Inventions (defined below) without the Company’s prior written consent. If, in the course of the Employee’s employment with the Company, the Employee incorporates a Prior Invention into a Company process, machine or other work, the Employee hereby grants the Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

5.3

Inventions assigned to the Company or to a third party as directed by the Company pursuant to this Section 5 are referred to in this Agreement as “Company Inventions”. Subject to subsection 5.5 (including the proviso set forth therein) and the Prior Inventions the Employee has set forth in Exhibit C, the Employee hereby assigns and agrees to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all rights, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by the Employee, either alone or with others, during the period of the Employee’s employment by the Company. Any assignment of Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to the Company, and to the extent the following is allowed by the laws in any country where Moral Rights exist, the Employee hereby unconditionally and irrevocably waives the enforcement of such Moral Rights, and all claims and causes of action of any kind against the Company or related to the Company’s customers, with respect to such rights. The Employee further acknowledges and agrees that neither the Employee’s successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any Intellectual Property Rights with respect thereto).

5.4

During the period of employment, the Employee will promptly and fully disclose to the Company in writing (a) all Inventions authored, conceived, or reduced to practice by the Employee, either alone or with others, and (b) all patent applications filed by the Employee or in which the Employee is named as an inventor or co-inventor; provided, however, that such disclosure obligation does not apply to Inventions (or Intellectual Property Rights with respect thereto) which are not directly or indirectly related to the Company’s then current or future business or are not invented with the Company resources or during the Employee’s working hours. The Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by the Employee during the period of the Employee’s employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

5.5

The Employee agrees that, as directed by the Company, the Employee will assign to the Company or a third party, including without limitation, all rights, title, and interest in and to any particular Company Invention; provided, however, it is understood that the Company will not elect to direct such assignment of a Company Invention if it is not directly or indirectly related to the Company’s then current or future business or was not invented with the Company resources or during Employee’s working hours.

5.6

During and after the period of employment and at the Company’s request and expense, the Employee will provide reasonable assistance to the Company, including consenting to and joining in any action, to obtain and enforce Canadian, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in all countries. If the Company is unable to secure the Employee’s signature on any document needed in connection with such purposes, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney in fact, which appointment is coupled with an interest, to act on the Employee’s behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by the Employee.

5.7

The Employee agrees that the Employee will not incorporate into any Company software or otherwise deliver to the Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by the Company.

6.	RETURN OF COMPANY PROPERTY
6.1

Without limiting the provisions of Section 3.1(c), upon termination of the Employee’s employment or upon the Company’s request at any other time, the Employee will deliver to the Company all of the Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that the Employee has fully complied with the foregoing obligation. The Employee agrees that the Employee will not copy, delete, or alter any information contained upon any Company computer or Company equipment before the Employee returns it to the Company. In addition, if the Employee has used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, the Employee agrees to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and the Employee agrees to provide the Company access to the Employee’s system as reasonably requested to verify that the necessary copying and/or deletion is completed.

7.	NON-COMPETITION/NON-SOLICITATION
7.1

The Employee covenants and agrees that for the period of the Employee’s employment by the Company and for one (1) year after termination of such employment for any reason, the Employee will not, without the Company’s express written consent, anywhere in the world, be employed by or contribute to any business activity that is competitive with the business of the Company or it’s affiliates or involves the use of real-time magnetic resonance imaging or ultrasound or similar technologies in the delivery of ablative tools.

7.2

The Employee covenants and agrees that for the period of the Employee’s employment by the Company and for one (1) year after termination of such employment for any reason, the Employee will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of the Company or its affiliates to terminate his, her or its relationship with Company or its affiliates in order to become an employee, consultant, or independent contractor to or for any other person or entity.

8.	NOTIFICATION OF NEW EMPLOYER
8.1

After the termination of this Agreement, the Employee consents to the notification of any new employer of the Employee’s rights and obligations under this Agreement, by the Company providing a copy of this Agreement.

9.	INJUNCTIVE RELIEF
9.1

The Employee acknowledges and agrees that: (a) the services to be rendered by the Employee to the Company are of a special and unique character; (b) the Employee will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Employee’s employment with the Company; (c) the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company; (d) the amount of the Employee’s compensation reflects, in part, the Employee’s obligations and the Company’s rights under the restrictive covenants set forth herein; (e) the Employee has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and (f) the Employee will not be subject to undue hardship by reason of full compliance with the terms and conditions of the restrictive covenants set forth herein or the Company’s enforcement thereof. The Employee further acknowledges that, because the Employee’s services are personal and unique and because the Employee will have access to the Confidential Information, any breach of the restrictive covenants set forth in this Agreement would cause irreparable injury to the Company and/or its affiliates for which monetary damages would not be an adequate remedy and, therefore, any such actual or threatened breach will entitle the Company to seek, in addition to other available remedies, temporary or permanent injunctive relief (including specific performance) or other equitable relief, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity. In addition, the Employee acknowledges and agrees that, should the Employee violate any restrictive covenant, the obligation at issue will be tolled for the period of the violation and will resume to run from the first date on which the Employee ceases to be in violation of the obligation. The Employee further acknowledges and agrees that if should breach any restrictive covenant, then, in addition, to the Company’s other legal and equitable remedies, the Company may suspend or cease payment of any Change in Control or other severance payments and benefits to which the Employee might otherwise be entitled.

10.	PUBLICITY
10.1

Except to the extent required by the Employee’s duties or customarily performed by the Employee, the Employee shall not, without the prior written consent of the Company, make or give any public announcements, press releases or statements to the public or the press regarding the Employee’s work or the Company’s business.

11.	NOTICES
11.1

All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if personally delivered or sent by a recognized overnight courier or (ii) on the date of transmission if sent by email (provided notice is then also promptly delivered personally or by a recognized overnight courier), in each case to the parties at the addresses listed below:

(a)	If to the Employee, at the Employee’s then current address in the Company’s payroll records;
(b)	If to the Company:

Profound Medical (US) Inc.

Attention:Arthur Rosenthal

E-mail:#################

With a copy (which shall not constitute notice) to:

Torys LLP

1114 Ave of the Americas, 23rd Floor

New York, NY 10036.7703

Attention:Cheryl Reicin

Email:###################

Each party may change its address for receipt of notice by giving notice of the change to the other party.

12.	SURVIVAL
12.1

The Employee’s obligations under this Agreement shall survive the termination of the Employee’s employment, regardless of the manner or reason for termination, including, without limitation, those set forth in Sections 4 through 7 hereof.

12.2	The assignment of this Agreement by the Company to any successor or other assignee and shall be binding upon the Employee’s heirs and legal representatives.
13.	SEVERABILITY
13.1

Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement will be held as unenforceable and thus stricken, such holding will not affect the validity of the remainder of this Agreement, the balance of which will continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by applicable law. The parties expressly agree that this Agreement as so modified by the court will be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement will be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

14.	WAIVER
14.1	Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.
15.	ASSIGNMENT
15.1

The Company may assign this Agreement to (i) an affiliate, subsidiary, related company or partnership without prior notice or consent of the Employee, or (ii) a new employer in connection with any transaction or reorganization; provided that any such successor or assignee expressly assumes in writing the Company’s obligations under this Agreement and has direct or indirect responsibility for managing the underlying business of the Company. This Agreement will inure to the benefit of the Company and its permitted successors and assigns. The Employee may not assign any of his rights nor delegate any of the duties hereunder.

16.	ENTIRE AGREEMENT
16.1

This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous written and oral communications, understandings, agreements, representations and warranties between the Employee and the Company with respect to such matters. The Original Agreement is terminated as of the Effective Date subject to survival of certain provisions thereunder as set forth in Section 1.1. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by the Employee and the Company. Any subsequent change or changes in duties, salary or compensation will not affect the validity or scope of this Agreement.

17.	HEADINGS
17.1	The headings utilized in this Agreement are for convenience only and are not to be construed in any way as additions or limitations of the covenants and agreements contained in this Agreement.
18.	INDEPENDENT LEGAL ADVICE
18.1

The Employee acknowledges that the Employee has read and understands this Agreement, and acknowledges that an opportunity was provided to obtain separate legal advice about it. The Company shall reimburse the Employee for the reasonable costs of obtaining legal advice regarding this Agreement.

19.	COUNTERPARTS
19.1	This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which will constitute one Agreement.
20.	LAWS
20.1

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida without regard to any conflict- or choice-of-law principle that would call for the application of the law of another jurisdiction.

21.	COMPANY AND AFFILIATES
21.1

Whenever the context suggests , the term “the Company” shall also include the Parent and the affiliates of the Company and of the Parent, including, without limitation, for purposes of Sections 4-7 and 9. Without limiting the foregoing, Confidential Information of the Company includes information of the Parent and the affiliates of the Company and of the Parent, and the non solicitation and noncompetition clauses relate to the employees and business of the Parent and the and the affiliates of the Company and of the Parent.

22.	TAX MATTERS
22.1

The Company will have the right to withhold and deduct from any payments or deemed payments hereunder any amounts of tax withholding that it determines be required by federal, state and local law, whether U.S. or non-U.S.

22.2

This Agreement is intended to comply with or satisfy an exemption from Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other administrative guidance promulgated thereunder (collectively, “Section 409A”), and will be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. If this Agreement provides for a payment to be made within a window of time (e.g., “payment will be made within 30 days”), the date that payment is actually to be made will be within the sole and absolute discretion of the Company. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits will be payable only upon the Employee’s “separation from service” as determined under Section 409A, and “termination,” “termination of employment” and like terms will be construed accordingly. Furthermore, the parties hereto acknowledge and agree that all or any part of any payment to be made to the Employee within six months following the Employee’s separation from service other than by reason of the Employee’s death will instead be paid in a lump sum without interest on the first business day that is more than six months after the date of the Employee’s separation from service (or, if later, the first business day that is more than 18 months after the applicable date of correction, as required by Internal Revenue Service Notice 2010-6) if the Company determines in good faith that the Employee is a “specified employee” within the meaning of Section 409A and that the earlier payment of such amount would give rise to tax, penalties or interest under Section 409A. All in- kind benefits provided and expenses eligible for reimbursement under this Agreement will be provided by the Company or incurred by the Employee during the time periods set forth in this Agreement. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee pursuant to Section 409A.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the 1st day of January, 2020.

/s/ ARUN MENAWAT
ARUN MENAWAT

PROFOUND MEDICAL (US) INC.

Per:

Name:Arun Menawat

Title:C.E.O.

PROFOUND MEDICAL CORP., for the limited purposes of Sections 1.1, 2.3 and 16.1 hereof

Per:
Name: Arthur Rosenthal
Title: Director

Exhibit A

CURRENT BOARD POSITIONS AND OTHER BUSINESS ACTIVITIES

APPROVED BY THE COMPANY

Elminda Ltd, Chairman of the Board

Stereotexis Inc., Director

Baylis Medical, Advisor

Sudev Foundation, Advisor

Spartan Bioscience Inc., Director

Amplitude Venture Capital Management Inc., Advisor

Exhibit B

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Release Agreement”) is entered into as of [●], by and between Arun Menawat (the “Employee”) and Profound Medical (US) Inc. (the “Company”).

RECITALS

WHEREAS, the Company and the Employee, together with Profound Medical Corp. for limited purposes, previously entered into an Employment Agreement dated as of January 1, 2020 (the “Employment Agreement”);

WHEREAS, the Employee’s employment with the Company has terminated effective as of [●]; and

WHEREAS, capitalized terms used but not defined herein have the meanings ascribed to them in the Employment Agreement.

NOW, THEREFORE, in consideration of the Employee’s employment and the mutual covenants, promises and obligations set forth herein and in the Employment Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	General Release and Covenant Not to Sue.

a.In consideration of the Employee’s right to [severance pursuant to Section 3.3 of the Employment Agreement / Change in Control Benefits (as defined in the Employment Agreement)], the Employee, on behalf of the Employee and the Employee’s heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to for purposes of this Section 1 as the “Employee”), hereby agrees to irrevocably and unconditionally waive, release and forever discharge Parent, the Company and their respective past, present and future affiliates and related entities, parent and subsidiary corporations, divisions, shareholders, predecessors, and current, former and future officers, directors, employees, trustees, fiduciaries, administrators, executives, agents, representatives, investors, successors and assigns (collectively, the “Company Released Parties”) from any and all waivable claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed, U.S., Canadian or otherwise (collectively, “Claims”) that the Employee has now or in the future may claim to have against any or all of the Company Released Parties based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, cause, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the date of the Employee’s execution of this Release Agreement in any way whatsoever relating to or arising out of the Employee’s employment with the Company Released Parties or the termination of such employment. Such Claims include, without limitation, Claims arising under the Civil Rights Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (the “OWBPA”), the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act and any other federal, state or local statutory laws relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise or any other federal, state or local constitution, statute, rule or regulation, including, without limitation, any ordinance addressing fair employment practices, any Claims for employment or reemployment by the Company Released Parties (and the Employee hereby agrees not to seek such employment or reemployment in future), any common-law Claims, including, without limitation, any actions in tort, defamation and breach of contract, any Claim or damage arising out of the

Employee’s employment with or separation from the Company Released Parties (including any Claim for retaliation) under any common-law theory or any federal, state or local statute or ordinance not expressly referenced above, and any and all Claims for attorneys’ fees and costs.

b.The Employee understands that the Employee is releasing the Company Released Parties from Claims that Employee may not know about as of the date of the execution of this Release Agreement and that it is the Employee’s knowing and voluntary intent even though the Employee recognizes that someday the Employee may learn that some or all of the facts the Employee currently believes to be true are untrue and even though the Employee might then regret having signed this Release Agreement. Nevertheless, the Employee understands that the Employee is expressly assuming that risk and agrees that this Release Agreement will remain effective in all respects in any such case. The Employee expressly and completely waives all rights the Employee may have under any law that is intended to protect the Employee from waiving unknown claims, and the Employee understands the significance of doing so.

c.In consideration of the terms set forth in this Release Agreement, the Employee represents that Employee has not filed or permitted to be filed against the Company Released Parties any charges, complaints or lawsuits, and the Employee covenants and agrees that the Employee will not file or permit to be filed any lawsuits at any time hereafter with respect to the subject matter of this Release Agreement and claims released pursuant to this Release Agreement (including, without limitation, any claims relating to the termination of the Employee’s employment) except as may be necessary to enforce this Release Agreement or to seek a determination of the validity of the waiver of the Employee’s rights under ADEA.

d.The Employee understands and agrees that nothing in this Release Agreement limits or interferes with the Employee’s right, without notice to or authorization of the Company, to communicate in good faith with any Government Agency (as defined below) for the purpose of reporting a possible violation of law, or to participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing documents or other information, or for the purpose of filing a charge or complaint with a Government Agency. As used in this Release Agreement, “Government Agency” means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization or any other federal, state or local governmental agency or commission. In the event that the Employee files a charge or complaint with a Government Agency, or a Government Agency asserts a claim on the Employee’s behalf, the Employee agrees that the Employee’s release of claims in this Release Agreement will nevertheless bar the Employee’s right to any monetary or other recovery (including reinstatement), except that the Employee does not waive: (i) the Employee’s right to receive a whistleblower award from a Government Agency for information provided to such Government Agency; (ii) any recovery to which the Employee may be entitled pursuant to workers’ compensation and unemployment insurance laws; and (iii) any other right where a waiver is expressly prohibited by law. Moreover, nothing in this Release Agreement prevents or waives the Employee’s right to challenge the validity of this Release Agreement under ADEA as amended by the OWBPA or otherwise.

e.Nothing in this Section 1, or elsewhere in this Release Agreement, is intended as, or will be deemed or operate as, a release by the Employee of (i) any claims for [severance / Change in Control Benefits] or other payments to which the Employee is entitled under the express language of the Employment Agreement, (ii) any claims for vested benefits under any tax-qualified or other employee benefit plans of the Company and its affiliates, (iii) any rights of the Employee as an equityholder of the Company or any of its affiliates, (iv) any rights that the Employee had immediately prior to the Employee’s termination with respect to indemnification by any Company Released Party or coverage under any directors’ and officers’ insurance policy and any run-off policy thereto, (v) any rights that cannot be waived under applicable law or (vi) any claims arising after the date of this Release Agreement.

2.No Admission of Wrongdoing. Neither by offering to make nor by making this agreement does either party admit any failure of performance, wrongdoing or violation of law.

3.	Acknowledgments. The Employee acknowledges that:

a.Before entering into this Release Agreement, the Employee has had the opportunity to consult any attorney or other advisor of the Employee’s choice, and the Employee has been advised to do so if the Employee chooses;

b.The Employee has entered into this Release Agreement of the Employee’s own free will, and no promises or representations have been made to the Employee by any person to induce the Employee to enter into this Release Agreement other than the express terms set forth herein;

c.The Employee has read this Release Agreement and understands all of its terms, including the release of claims and covenant not to sue set forth in Section 1 above;

d.The Severance is in consideration of this release of claims and covenant not to sue and constitute consideration in addition to anything of value to which the Employee is already entitled;

e.The Employee has 21 days within which to consider this Release Agreement (although the Employee may choose voluntarily to sign it sooner);

f.The Employee has seven days following the date the Employee signs this Release Agreement to revoke this Release Agreement, which revocation will be effected by the Employee’s delivery of a written notice of such revocation to [●]; and

g.This Release Agreement will not become effective or enforceable until the first day following the expiration of the seven-day revocation period, provided that the Employee has signed, returned to the Company and not revoked this Release Agreement.

4.Miscellaneous. This Release Agreement, for all purposes, will be construed in accordance with the laws of the State of Florida without regard to any conflict- or choice-of-law principles that would call for the application of the law of another jurisdiction. The provisions of the Employment Agreement that survive its termination will remain in full force and effect in accordance with the terms of the Employment Agreement. There will be no presumption that any ambiguity in this Release Agreement should be resolved in favor of one party hereto and against another party hereto. Any controversy concerning the construction of this Release Agreement will be decided neutrally without regard to authorship. This Release Agreement may be executed in multiple counterparts, each of which will be deemed an original and will have the same effect as if the signatures to each were on the same instrument.

THE UNDERSIGNED HAVE CAREFULLY READ THE FOREGOING RELEASE AGREEMENT, KNOW THE CONTENTS THEREOF, FULLY UNDERSTAND IT AND SIGN THE SAME AS HIS, HER OR ITS OWN FREE ACT.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Separation and Release Agreement as of the date first above written.

PROFOUND MEDICAL (US) INC.

By:
Name:
Title:

EXECUTIVE

Signature:
Print Name:

EXHIBIT C

INVENTIONS

1.Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Subsection 5.2 of the attached Employment Agreement):

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the 1st day of January, 2020.

/s/ ARUNMENAWAT
ARUNMENAWAT

PROFOUND MEDICAL (US) INC.

Per:

Name: Arun Menawat

Title:C.E.O.

PROFOUND MEDICAL CORP., for the limited purpose of section 1.1, 2.3 and 16.1 hereof

Per:	/s/ Arthur Rosenthal
Name: Arthur Rosenthal
Title: Director

Personal & Confidential

August 14, 2024

Arun Menawat

Dear Arun,

I am pleased to confirm that effective retroactively from April 1, 2024, your new annual salary has been adjusted to 550,000 USD. The retroactive amount will be included in the August 31, 2024 pay date.

In addition to the increase of your base salary, your annual discretionary bonus will increase from 75% to 80% of your base salary for 2024. The bonus criteria are as follows:

●	50% will be based on achieving the company's revenue target
●	25% will be based on completion of reimbursement goals
●	25% will be based on securing financing to maintain the company's balance sheet, with a minimum raise of $30 million.

Sincerely,

/s/ Brian Ellacott

Brian Ellacott

Lead Independent Director